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                                                               Exhibit (h)(2)(c)


                    EATON VANCE SPECIAL INVESTMENT TRUST
        (on behalf of Eaton Vance Institutional Short Term Treasury Fund)

                              MANAGEMENT AGREEMENT


     AGREEMENT made this 19th day of October, 1998, between Eaton Vance Special Investment Trust (the "Trust") on behalf of Eaton Vance Institutional Short Term Treasury Fund (the "Fund"), and Eaton Vance Management, a Massachusetts business trust (the "Manager").

     1. Duties of the Manager. The Trust hereby employs the Manager to act as investment adviser for and to manage the investment and reinvestment of the assets of the Fund and to administer its affairs, subject to the supervision of the Trustees of the Trust, for the period and on the terms set forth in this Agreement.

     The Manager hereby accepts such employment, and undertakes to afford to the Fund the advice and assistance of the Manager's organization in the choice of investments and in the purchase and sale of securities for the Fund and to furnish for the use of the Fund office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund and for administering its affairs and to pay the salaries and fees of all personnel of the Manager performing services relating to research and investment activities. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     The Manager shall provide the Fund with such investment management and supervision as the Fund may from time to time consider necessary for the proper supervision of the Fund. As investment Manager to the Fund, the Manager shall furnish continuously an investment program and shall determine from time to time what securities and other investments shall be acquired, disposed of or exchanged and what portion of the Fund's assets shall be held uninvested, subject always to the applicable restrictions of the Declaration of Trust of the Trust, By-Laws and registration statement of the Fund under the Investment Company Act of 1940, all as from time to time amended. Should the Trustees of the Trust at any time, however, make any specific determination as to investment policy for the Fund and notify the Manager thereof in writing, the Manager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Manager shall take, on behalf of the Fund, all actions which it deems necessary or desirable to implement the investment policies of the Fund.

     The Manager shall place all orders for the purchase or sale of portfolio securities for the account of the Fund either directly with the issuer or with brokers or dealers selected by the Manager, and to that end the Manager is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and payment of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Manager shall use its best efforts to seek to execute security transactions at prices which are advantageous to the Fund and (when a disclosed commission is being charged) at reasonably competitive commission rates. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Manager. The Manager is expressly
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authorized to pay any broker or dealer who provides such brokerage and research services a commission for executing a security transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Manager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities which the Manager and its affiliates have with respect to accounts over which they exercise investment discretion. Subject to the requirement set forth in the second sentence of this paragraph, the Manager is authorized to consider, as a factor in the selection of any broker or dealer with whom purchase or sale orders may be placed, the fact that such broker or dealer has sold or is selling shares of the Fund, or of any other series of the Trust, or of other investment companies sponsored by the Manager.

     2. Compensation of the Manager. For the services, payments and facilities to be furnished hereunder by the Manager, the Manager shall be entitled to receive from the Fund a monthly fee, computed and accrued daily, in an amount equal to .35% of average daily net assets per annum.

     Such daily compensation shall be paid monthly in arrears on the last business day of each month. In case of initiation or termination of this Agreement during any month with respect to the Fund, the compensation for that month shall be based on the number of calendar days during which it is in effect. The Manager may, from time to time, waive all or a part of the above compensation.

     3. Allocation of Charges and Expenses. It is understood that the Manager will pay all of the Fund's ordinary operating expenses. The Fund shall pay (i) non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees, officers and shareholders with respect thereto and (ii) organizational expenses.

     4. Limitation of Liability of the Manager. The services of the Manager to the Fund are not to be deemed to be exclusive, the Manager being free to render services to others and engage in other business activities. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses which may be sustained in the acquisition, holding or disposition of any security or other investment.

     5. Duration and Termination of this Agreement. This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including February 28, 2000 and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after February 28, 2000 is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Manager or the Trust cast in person at a meeting called for the purpose of voting on such approval.

     Either party hereto may, at any time on sixty (60) days' prior written notice to the other, terminate this Agreement without the payment of any penalty, by action of the Trustees of the Trust or trustees of the Manager, as the case may be, and the Trust may, at any time upon such written notice to the Manager, terminate this Agreement by vote of a majority of the outstanding voting securities of the Fund. This Agreement shall terminate automatically in the event of its assignment.

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     6. Certain Definitions. The terms "assignment" and "interested persons"
when used herein shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. The term "vote of a majority of the outstanding voting securities of the Fund" shall mean the vote of the lesser of
(a) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


EATON VANCE SPECIAL                         EATON VANCE MANAGEMENT
  INVESTMENT TRUST
  (on behalf of Eaton Vance
  Institutional Short Term
  Treasury Fund)


By:  /s/  James B. Hawkes                    By:  /s/  Eric G. Woodbury
          ---------------------                        -------------------------
          James B. Hawkes                              Eric G. Woodbury
          President                                    Vice President